                                                                Exhibit (a) (1)


                       NATIONAL SERVICE INDUSTRIES, INC.

                   OFFER TO PURCHASE ANY AND ALL OUTSTANDING
                      OPTIONS TO PURCHASE ITS COMMON STOCK

-------------------------------------------------------------------------------
             THIS OFFER WILL EXPIRE AT NOON, EASTERN DAYLIGHT TIME,
                 ON MAY 23, 2003, UNLESS THE OFFER IS EXTENDED.
-------------------------------------------------------------------------------

         National Service Industries, Inc., ("NSI", "we" or "us"), upon the terms and subject to the conditions set forth in this offer to purchase and the accompanying election form, hereby offers to purchase for cash, any and all of the outstanding options, in each class of its options and whether or not vested, to purchase its common stock. Upon the consummation of the offer, (1) each tendered option will be cancelled and (2) for each of these options we will pay to the holder of each tendered option the following, reduced in each case by any applicable tax withholding:

         The greater of:

                  - the amount by which $10.00 exceeds the exercise price of the option, if any; or

                  -        $0.10.

         This offer is being made in connection with the proposed merger of NS Acquisition Corp., an affiliate of California Investment Fund, LLC, with and into NSI, pursuant to which each outstanding share of NSI common stock will be converted into the right to receive $10.00 in cash. The consummation of this offer is conditioned upon the completion of the merger. The merger is conditioned (subject to waiver by NS Acquisition Corp.) upon NSI having obtained the surrender or cancellation of each outstanding stock option for the option payment described in this offer. We expect that the offer will be consummated promptly following completion of the merger.

         This offer is not conditioned on any minimum number of options being tendered. However, the offer is subject to conditions described in this offer to purchase, including the completion of the merger. See "The
Offer--Conditions."

         Any holder desiring to tender his or her options should complete and sign the election form, or a copy of it, in accordance with the instructions in the form and mail, deliver or send by facsimile transmission the manually signed election form or copy, to the address or facsimile number listed below. See "The Offer--Procedures for Tendering Options."

         The board of directors of NSI has approved the merger agreement and recommended approval of the merger agreement to the NSI stockholders. In connection with its approval of the merger agreement, the board of directors of NSI has approved this offer but neither NSI nor its board of directors makes any recommendation as to whether you should tender your options for cash in this offer. You must make your own decision whether to tender your options, and, if so, the number of options you wish to tender.

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COMPLETED ELECTION FORMS AND QUESTIONS AND REQUESTS FOR ASSISTANCE OR FOR
ADDITIONAL COPIES OF THIS OFFER TO PURCHASE OR THE RELATED ELECTION FORM MAY BE DIRECTED TO KEN PIEHL AT NATIONAL SERVICE INDUSTRIES, INC., SUITE 200, 1420 PEACHTREE STREET, ATLANTA, GEORGIA 30309 OR AT (404) 853-1000 (PHONE) OR (404) 853-6227 (FACSIMILE).
-------------------------------------------------------------------------------


April 25, 2003

                                   IMPORTANT

         We are not aware of any jurisdiction where the making of the offer is not in compliance with the laws of such jurisdiction. If we become aware of any jurisdiction where the making of the offer would not be in compliance with such laws, we will make a good faith effort to comply with any such laws or seek to have such laws declared inapplicable to the offer. If, after such good faith effort, we cannot comply with any such applicable laws, the offer will not be made to, nor will election forms be accepted from or on behalf of, the holders residing in such jurisdiction.

         We have not authorized any person to make any recommendation on our behalf as to whether or not you should tender your options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. This offer to purchase is dated April 25, 2003. You should not assume that the information contained in this offer to purchase is accurate as of any date other than such date and the mailing of this offer to purchase will not create any implication that the information contained in this offer to purchase is accurate as of any other date. We have not authorized anyone to make any representations in connection with the offer or to provide you with information that is different from or other than the representations and information contained in this offer to purchase or in the related election form. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

         THE OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               TABLE OF CONTENTS

                                                                                                   PAGE
                                                                                                   ----

SUMMARY TERM SHEET..................................................................................1
QUESTIONS AND ANSWERS ABOUT THE OFFER...............................................................3
FORWARD LOOKING STATEMENTS..........................................................................7
SIGNIFICANT CONSEQUENCES TO NON-TENDERING OPTIONHOLDERS.............................................8
THE OFFER...........................................................................................9
Purpose of the Offer................................................................................9
Conditions..........................................................................................9
Procedures for Tendering Options...................................................................10
Acceptance of and Payment for the Options..........................................................11
Withdrawal Rights..................................................................................11
Extension, Amendment and Termination of the Offer..................................................11
Source and Amount of Funds.........................................................................12
Interests of Directors and Officers; Transactions and Arrangements Concerning the Options..........12
Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer................13
Legal Matters and Regulatory Approvals.............................................................13
Fees and Expenses..................................................................................13
Appraisal Rights...................................................................................13
Market and Trading Information.....................................................................13
THE MERGER.........................................................................................15
General............................................................................................15
Conditions to the Completion of the Merger.........................................................15
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES.......................................................17
INFORMATION REGARDING PROXY STATEMENT..............................................................18
AVAILABLE INFORMATION..............................................................................19

                               SUMMARY TERM SHEET

         This summary term sheet highlights the material terms of the offer but does not contain all of the information that will be important to you. You should read this summary together with the offer to purchase, the election form and the other documents we refer to in this offer to purchase. We are providing this summary of terms for your convenience. It highlights material information in this document, but you should realize that it does not describe all of the details of the offer to the same extent described later in this document. Where helpful, we have included references to the sections of this document where you will find a more complete discussion. All references to "NSI," "us," "we" and "our" refer to National Service Industries, Inc., a Delaware corporation, having its principal executive offices at Suite 200, 1420 Peachtree Street, Atlanta, Georgia 30309 and its principal telephone number of (404) 853-1000.

THE OFFER. You are being asked to tender any and all of your options to purchase our common stock, which tendered options will be cancelled for the payment described below. We are making the offer for all of our outstanding options in each class of options under all of our stock option plans (although our executive officers and directors have agreed to have their options cancelled for no cash payment). See "The Offer."

PAYMENT FOR YOUR OPTIONS. In exchange for each option tendered, unless we terminate the offer prior to the expiration date or the conditions to the offer are not satisfied, we will (1) cancel the option and (2) pay you the following, reduced in each case by any applicable tax withholding:

         The greater of:

         - the amount by which $10.00 exceeds the exercise price of the option, if any, or

         -        $0.10.

See "The Offer."

DURATION OF THE OFFER. The offer will expire at noon, Eastern Daylight Time, on May 23, 2003, unless we choose to extend the offer or to terminate the offer before that time. Subject to applicable laws and the terms described in this offer to purchase, we are reserving the right to extend or terminate the offer in our reasonable discretion. See "The Offer."

CONDITIONS OF THE OFFER. The offer is not subject to our receipt of any minimum number of tendered options. However, the offer is conditioned upon, among other conditions, the completion of the merger. The merger is conditioned upon (subject to waiver by NS Acquisition Corp.) NSI having obtained the surrender or cancellation of each outstanding stock option for the option payment described in this offer and numerous other conditions. We expect that the offer will be consummated promptly following completion of the merger. See "The Offer--Conditions" and "The Merger--Conditions to the Completion of the Merger."

CONSEQUENCES OF FAILURE TO TENDER. If you do not tender your options and NS Acquisition Corp. waives the condition to the merger that each option be surrendered or cancelled for the option payment described in this offer, you will continue to hold your options after the merger. However, after the merger is complete, such options will only give you the right to either:

         - give notice to NSI within 60 days following the approval of the merger by NSI's stockholders and receive the positive difference, if any, between $10.00 (or, if greater, the fair market value or, as applicable, adjusted fair market value, each as defined in the applicable option plan) and your exercise price; or

         - exercise the option (including paying the exercise price) and receive $10.00 in cash.

If you retain your options following the merger, it is unlikely that you will receive any additional benefit. In particular, for options with an exercise price that exceeds the fair market value (or the adjusted fair market value, as applicable), you would no longer be entitled to receive $0.10 per share and would not be entitled to any payment for such options. See "Significant Consequences to Non-Tendering Optionholders."

PURPOSE OF THE OFFER. We have entered into a merger agreement with NS Acquisition Corp., an affiliate of California Investment Fund, LLC, pursuant to which NS Acquisition Corp. will be merged with and into NSI and each outstanding share of NSI common stock will be converted into the right to receive $10.00 in cash. We are making this offer to you in connection with the merger agreement. The merger is conditioned (subject to waiver by NS Acquisition Corp.) upon NSI having obtained the surrender or cancellation of each outstanding stock option for the option payment described in this offer. See "The Offer--Purpose of the Offer."

TREATMENT OF OPTIONS OF EXECUTIVE OFFICERS AND DIRECTORS. NSI's executive officers and directors have agreed to surrender their outstanding options without cash payment. Accordingly, NSI's executive officers and directors will not participate in this offer. See "The Offer--Interests of Directors and Officers; Transactions and Arrangements Concerning the Options" and "The Merger."

HOW TO PARTICIPATE IN THE OFFER. If you would like to tender your options in the offer, you should complete the election form accompanying this offer to purchase, or a copy of that form, and return it to us, together with any other documents required by the election form, at the address or facsimile number listed on the front sheet of this offer to purchase. In order to participate in the offer, you must properly complete the election form and return it to us before the expiration of the offer. See "The Offer--Procedures for Tendering Options."

WITHDRAWAL FROM THE OFFER. If you deliver an election form to us and later you would like to withdraw your election form, you must notify us in writing before the expiration of the offer at the address or facsimile number listed on the front sheet of this offer to purchase. A notice of withdrawal must be signed by you and have the following information to be considered properly completed: your name and the grant date, exercise price and number of options subject to the grant to be withdrawn. Even if you have delivered a notice of withdrawal of tendered options to us, you may retender your options by delivering to us another completed election form prior to the expiration of the offer. See "The Offer--Withdrawal Rights."

TAX CONSEQUENCES OF THE OFFER. If you are subject to U.S. taxes and you tender your options in the offer and those options are cancelled, you will have ordinary compensation income which, if you are an employee, will be subject to U.S. federal, and possibly state and local, withholding. If you do not tender your options or if your options are not accepted for cancellation, you will not have any current tax consequences as a result of the offer. See "Certain U.S. Federal Income Tax Consequences." WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE OFFER.

CONTACT FOR QUESTIONS. If you have any questions about the offer or any of the matters described in this offer to purchase or the election form, you should contact the following person at the address or phone number indicated below:

                                   Ken Piehl
                       National Service Industries, Inc.
                        Suite 200, 1420 Peachtree Street
                             Atlanta, Georgia 30309
                           Telephone: (404) 853-1000

                     QUESTIONS AND ANSWERS ABOUT THE OFFER

         The following questions and answers briefly address some commonly asked questions about the offer. They may not include all the information that is important to you. We urge you to read carefully the entire offer to purchase and election form.

Q:       WHO IS MAKING THE OFFER?

A:       National Service Industries, Inc.

Q:       WHAT IS BEING OFFERED?

A: We are offering to purchase all of the outstanding options to purchase shares of our common stock (although our executive officers and directors have agreed to have their options cancelled for no cash payment). If the offer is completed, all options tendered to us will be cancelled.

Q:       WHAT OPTIONS ARE SUBJECT TO THE OFFER?

A: All of our outstanding options to purchase shares of our common stock are subject to the offer (although our executive officers and directors have agreed to have their options cancelled for no cash payment), regardless of whether the options are vested or unvested. The offer is being made for all options regardless of their exercise price. However, the exercise price of each option will determine, in part, the amount that we will pay for the option, as described below.

Q:       HOW MUCH IS NSI OFFERING TO PAY FOR MY OPTIONS?

A: In exchange for each option tendered, unless we terminate the offer prior to the expiration date or the conditions to the offer are not satisfied, we will (1) cancel the option and (2) pay to the optionholder the following, reduced in each case by any applicable tax withholding:

         The greater of:

         - the amount by which $10.00 exceeds the exercise price of the option, if any, or

         -        $0.10.

Q: HOW LONG WILL THE OFFER REMAIN OPEN AND CAN THE OFFER PERIOD BE EXTENDED OR THE OFFER BE TERMINATED PRIOR TO THAT TIME?

A: The offer will expire at noon, Eastern Daylight Time, on May 23, 2003, unless we choose to extend the offer or to terminate the offer before that time or are otherwise required by law to extend the offer. Subject to applicable laws and the terms we describe in this offer to purchase, we are reserving the right to extend or terminate the offer in our reasonable discretion. If it appears that the merger will not be completed soon after the expiration date, we expect to extend the offer. If we extend the expiration date, we will publicly announce the extension no later than 9:00 a.m., Eastern Daylight Time, on the first business day after the previously scheduled expiration date.

Q:       ARE THERE CONDITIONS TO THE COMPLETION OF THIS OFFER?

A: Yes. While the offer is not conditioned upon a minimum number of options being tendered, the consummation of this offer is conditioned upon several conditions, including the completion of the merger. The merger is subject to numerous conditions, which are described in this offer to purchase.

Q:       WHY IS NSI MAKING THE OFFER?

A: We have entered into a merger agreement with NS Acquisition Corp., an affiliate of California Investment Fund, LLC, pursuant to which NS Acquisition Corp. will be merged with and into NSI and each outstanding share of NSI common stock will be converted into the right to receive $10.00 in cash. We are making this offer to you in connection with the merger agreement. The merger is conditioned (subject to waiver by NS Acquisition Corp.) upon NSI having obtained the surrender or cancellation of each outstanding stock option for the option payment described in this offer.

Q:       WHAT HAPPENS IF THE MERGER AGREEMENT IS TERMINATED?

A: If the merger agreement is terminated, this offer will become null and void and we will not pay any consideration in exchange for options tendered to us. Under those circumstances, you will continue to hold your options to acquire our common stock under the same terms, conditions and stock option plans as applied before the offer.

Q:       WILL OUR EXECUTIVE OFFICERS OR DIRECTORS PARTICIPATE IN THIS OFFER?

A: No. NSI's executive officers and directors have agreed to surrender their outstanding options without cash payment. Accordingly, NSI's executive officers and directors will not participate in this offer.

Q:       WHEN AND HOW WILL PAYMENT BE MADE?

A: Subject to the terms and conditions of the offer, options purchased will be paid through NSI's customary payroll process promptly after the expiration date.

Q:       HOW DO I TENDER MY OPTIONS?

A: If you decide to tender your options, you must return to us, before the expiration date, a properly signed and completed election form, or a copy of that form, and any other documents required by the election form at the address or facsimile number on the front sheet of this offer to purchase. We may reject any election form delivered to us to the extent that we determine it is not properly completed or to the extent we believe it would be unlawful to accept the tendered options. Although we may later extend, terminate or amend the offer, we currently expect to accept all properly tendered options promptly after the offer expires. If you do not properly complete, sign and deliver to us the election form before the expiration date of the offer, it will have the same effect as if you rejected the offer.

Q:       DO I HAVE TO PAY A COMMISSION IF I TENDER MY OPTIONS?

A: No. We will not require you to pay a commission if you tender your options.

Q:       CAN I WITHDRAW MY TENDERED OPTIONS?

A: Yes. You may withdraw the tender of your options at any time before the expiration date. To withdraw previously tendered options, you must notify us in writing at the address or facsimile number on the front sheet of this offer to purchase. A notice of withdrawal must be signed by you and have the following information to be considered properly completed: your name and the grant date, exercise price and number of options subject to the grant to be withdrawn. However, you may tender your options again by following the proper tendering procedures. We may reject any notice of withdrawal delivered to us to the extent that we determine it is not properly completed. If you previously have properly completed, signed and delivered an election form to us and you do not properly complete, sign and deliver to us a notice of withdrawal before the expiration of the offer, it will have the same effect as if you accepted the offer.

Q:       WHAT WILL HAPPEN TO MY OPTIONS IF I DO NOT TENDER MY OPTIONS IN THE
         OFFER?

A: If you do not tender your options and NS Acquisition Corp. waives the condition to the merger that each option be surrendered or cancelled for the option payment described in this offer, you will continue to hold your options after the merger. However, after the merger is complete, such options will only give you the right to either:

         - give notice to NSI within 60 days following the approval of the merger by NSI's stockholders and receive the positive difference, if any, between $10.00 (or, if greater, the fair market value or, as applicable, adjusted fair market value, each as defined in the applicable option plan) and your exercise price; or

         - exercise the option (including paying the exercise price) and receive $10.00 in cash.

         If you retain your options following the merger, it is unlikely that you will receive any additional benefit. In particular, for options with an exercise price that exceeds the fair market value (or the adjusted fair market value, as applicable), you would no longer be entitled to receive $0.10 per share and would not be entitled to any payment for such options.

         See "Significant Consequences to Non-Tendering Optionholders."

Q: WHAT HAPPENS IF I EXERCISE MY OPTIONS INTO NSI COMMON STOCK PRIOR TO THE EXPIRATION DATE?

A: If you exercise your options prior to the expiration date according to the terms and conditions of your options, you will receive shares of our common stock and you will not receive any payments in this offer. However, if the merger is completed, each share of NSI common stock that you own will be cancelled in the merger and for each cancelled share you will be entitled to receive $10.00 in cash (unless you successfully assert appraisal rights).

Q:       WHAT HAPPENS IF MY OPTIONS EXPIRE PRIOR TO THE EXPIRATION DATE OF THE
         OFFER?

A: NSI will only accept for cancellation and purchase those options that are still outstanding on the expiration date. Any option that, by its terms, otherwise expires or is cancelled before the time NSI accepts the option for cancellation and payment will not be considered outstanding and will not be considered properly tendered.

Q:       CAN I EXERCISE MY OPTIONS AFTER I HAVE TENDERED THEM?

A: If you tender your options, unless the offer is earlier terminated, you may exercise your options and purchase our common stock only if you withdraw the tendered options prior to the expiration date.

Q:       HOW WILL NSI PAY FOR THE TENDERED OPTIONS?

A: We will pay approximately $185,000 if we purchase all of our outstanding options (other than those held by executive officers and directors of NSI, which options will be surrendered without cash payment) in the offer. This amount includes estimated fees and expenses applicable to the offer. We expect to obtain these funds from cash on hand immediately prior to the merger and not from the sources that will be used to fund the merger.

Q:       WILL I OWE ANY U.S. FEDERAL INCOME TAX IF I TENDER MY OPTIONS?

A: Yes. If you tender your options in the offer and your options are accepted for cancellation, you will have ordinary compensation income equal to the amount that you receive for your options.

Q: WHAT IS THE RECENT MARKET PRICE OF THE OPTIONS AND THE COMMON STOCK INTO WHICH THE OPTIONS ARE EXERCISABLE?

A: Because the options generally are not transferable, there is no market price for the options. However, each vested option may be exercised to purchase one share of our common stock at the designated exercise price for that option. On April 24, 2003, the last reported sale price of our common stock was $9.15 per share.

Q:       IS THERE SOMEONE I CAN TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

A: Yes. You may contact a representative of NSI at the address and the phone number listed on the front sheet of this offer to purchase if you have any questions or requests for assistance or for additional copies of this offer to purchase or the election form.

                           FORWARD LOOKING STATEMENTS

         This offer to purchase contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about management's and NSI's beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "plans," "estimates" or similar expressions. These statements include, among others, statements regarding the consummation of this offer and the consummation of the merger and the transactions contemplated by the merger agreement.

         Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on management's beliefs and assumptions, which in turn are based on currently available information. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond NSI's ability to control or predict. Such factors include, but are not limited to, delays in the receipt of necessary financing and third party and governmental consents to complete the merger. NSI does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

            SIGNIFICANT CONSEQUENCES TO NON-TENDERING OPTIONHOLDERS

         You should consider the following significant consequences to non-tendering optionholders when making a decision about whether or not to tender your options pursuant to the offer.

         Under the terms of our merger agreement with NS Acquisition Corp., it is a condition to NS Acquisition Corp.'s obligation to close the merger that we obtain the surrender or cancellation of each outstanding stock option for the option payment described in this offer. We are seeking the tender of each outstanding option in order to satisfy this condition.

         If you do not tender your options and NS Acquisition Corp. waives the condition to the merger that each option be surrendered or cancelled for the option payment described in this offer, you will continue to hold your options after the merger. However, after the merger is complete, such options will only give you the right to either:

         - give notice to NSI within 60 days following approval of the merger by NSI's stockholders and receive the positive difference, if any, between $10.00 (or, if greater, the fair market value or, as applicable, adjusted fair market value, each as defined in the applicable option plan) and your exercise price; or

         - to exercise the option (including paying the exercise price) and receive $10.00 in cash.

         If you retain your options following the merger, it is unlikely that you will receive any additional benefit. In particular, for options with an exercise price that exceeds the fair market value (or the adjusted fair market value, as applicable), you would no longer be entitled to receive $0.10 per share and would not be entitled to any payment for such options.

                                   THE OFFER

         Upon the terms and subject to the conditions set forth in this offer to purchase and the accompanying election form, we hereby offer to purchase for cash any and all outstanding options (although our executive officers and directors have agreed to have their options cancelled for no cash payment), in each class of our options, whether vested or unvested, to purchase our common stock. In exchange for each option tendered, unless we terminate the offer prior to the expiration date or the conditions to the offer are not satisfied, we will (1) cancel the option and (2) pay to the holder of the option the following, reduced in each case by any applicable tax withholding:

         The greater of:

         - the amount by which $10.00 exceeds the exercise price of the option, if any, or

         -        $0.10.

         The time by which optionholders must tender their options in order to be eligible to receive payment pursuant to the offer will be noon, Eastern Daylight Time, on May 23, 2003, unless extended or earlier terminated by us, which we call the "expiration date." Any extension will be announced in a press release. See "The Offer--Extension, Amendment and Termination of the Offer." Payment for options tendered in accordance with the offer will be made under NSI's customary payroll process promptly after the expiration date. See "The Offer--Acceptance of and Payment for the Options."

PURPOSE OF THE OFFER

         The purpose of the offer is to cancel all of our outstanding options. This offer is being made in connection with the proposed merger of NS Acquisition Corp., a Delaware corporation and an affiliate of California Investment Fund, LLC, with and into NSI, pursuant to the merger agreement, dated as of April 1, 2003, by and between NSI and NS Acquisition Corp. See "The Merger--General."

         We are making this offer to you in connection with the merger agreement. Under the merger agreement, we agreed to use our commercially reasonable efforts to provide that each outstanding option be cancelled in exchange for the option payment described in this offer to purchase. Our stock option plans do not unilaterally permit us to terminate our options in the context of a transaction like the merger. The merger is conditioned (subject to waiver by NS Acquisition Corp.) upon NSI having obtained the surrender or cancellation of each outstanding stock option for the option payment described in this offer. We expect that the offer will be consummated promptly following completion of the merger.

CONDITIONS

         The offer is not conditioned on any minimum number of options being tendered. Notwithstanding any other provision of this offer, subject to the rules under the Exchange Act, we are not required to pay for, and we may delay the acceptance for payment of and accordingly the payment for, any tendered options until the merger has been completed.

         In addition, subject to the rules under the Exchange Act, we may terminate or amend the offer or may postpone the acceptance of or payment for any options tendered to us, if on or before the expiration date, any of the following events have occurred that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events, makes it inadvisable to proceed with the offer or accept and cancel the options tendered to us:

         - any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options, the payment of the purchase price for the tendered options, or otherwise relates to the offer or that, in our reasonable judgment, could materially and adversely affect our or our subsidiaries' business, financial or other condition, income, operations or prospects or materially impair the benefits we believe we will receive from the offer; or

         - any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly: (a) make it illegal for us to accept some or all of the tendered options or to pay the purchase price for the tendered options or otherwise restrict or prohibit consummation of the offer or otherwise relate to the offer; (b) delay or restrict our ability, or render us unable, to accept the tendered options for cancellation and payment; (c) materially impair the benefits we believe we will receive from the offer; or (d) materially and adversely affect our or our subsidiaries' business, financial or other condition, income, operations or prospects.

         The conditions referred to above are for our benefit and may be asserted by us regardless of the circumstances, including any action or omission to act by us, giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion; provided that the conditions to this offer may not be asserted or waived after the expiration of this offer. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In some circumstances, if we waive any of the conditions described above, we may be required to extend the expiration date. Any determination by us concerning the events described above will be final and binding on all parties. Notwithstanding the foregoing, we do not expect to waive the foregoing condition relating to the completion of the merger.

PROCEDURES FOR TENDERING OPTIONS

         For an optionholder to validly tender options pursuant to the offer, a properly completed and duly executed election form, or facsimile of the form, with any other required documents, must be received by us at or prior to noon, Eastern Daylight Time, on the expiration date at the address or the facsimile number set forth on the front sheet of this offer to purchase. If we extend the offer beyond that time, you may tender your options at any time until the extended expiration of the offer. We will only accept a paper copy or facsimile of your election form. Delivery by email will not be accepted. You do not need to return your stock option agreement for your options to effectively tender your options in this offer.

         The tendering of options pursuant to the offer by the procedure set forth above will constitute your acceptance of the terms and conditions of the offer. Our acceptance of the options tendered by you pursuant to the offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer.

         Subject to our right to extend, terminate or amend the offer, we currently expect that we will accept promptly after the expiration date all properly tendered options that have not been validly withdrawn.

         The method of delivery of the election form and all other required documents is at the election and risk of the submitting holder. Delivery of these documents will be deemed made only when we actually receive them. If a holder chooses to deliver by mail, the recommended method is by registered mail with return receipt requested, properly insured. If a holder chooses to deliver by facsimile, we recommend that the holder confirm our receipt of the facsimile transmission by calling us at the phone number set forth on the front sheet of this offer to purchase. In all cases, sufficient time should be allowed to ensure timely delivery. No alternative, conditional or contingent tenders of options will be accepted.

         All questions as to the form of documents and validity, eligibility (including time of receipt), acceptance for payment and withdrawal of tendered options will be determined by us in our discretion, and our determination will be final and binding. We reserve the right to reject any and all election forms that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the right in our discretion to waive any of the conditions of the offer or any defect or irregularity in the election form of any particular holder, whether or not similar conditions, defects or irregularities are waived in the case of other holders. Our interpretation of the terms and conditions of the offer, including the instructions in the election form, will be final and binding. We will not be under any duty to give notification of any defects or irregularities in election forms or any notices of withdrawal and will not be liable for failure to give any such notification.

ACCEPTANCE OF AND PAYMENT FOR THE OPTIONS

         Upon the terms and subject to the conditions of the offer and promptly after the expiration date, we will accept for cancellation and payment all options that are properly tendered pursuant to the offer and not validly withdrawn at or prior to noon, Eastern Daylight Time on the expiration date. For purposes of this offer, we will be deemed to have accepted for cancellation and payment all options validly tendered and not properly withdrawn prior to the expiration date if, as and when we give oral or written notice of our acceptance of the options.

         Properly tendered options accepted in accordance with the offer will be paid through NSI's customary payroll procedures promptly after the expiration date.

WITHDRAWAL RIGHTS

         Validly tendered options may be withdrawn at any time at or prior to noon, Eastern Daylight Time on the expiration date. If the offer is terminated without any options being purchased, then all election forms received pursuant to this offer will be promptly destroyed or returned to the submitting optionholders.

         For a withdrawal of validly tendered options to be effective, a properly completed and duly executed notice of withdrawal must be received by us at or prior to noon, Eastern Daylight Time, on the expiration date at the address or the facsimile number set forth on the front sheet of this offer to purchase. A notice of withdrawal must be signed by you and have the following information to be considered properly completed: your name and the grant date, exercise price and number of options subject to the grant to be withdrawn. If we extend the offer beyond the expiration date, you may withdraw your validly tendered options at any time until the extended expiration of the offer and, unless accepted by us, at any time after 40 business days after the date hereof. We will only accept a paper copy or facsimile of your notice of withdrawal. Delivery by email will not be accepted.

         Neither we nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity (including time of receipt) of notices of withdrawal. Our determination of these matters will be final and binding.

         Withdrawals of previously tendered options may not be rescinded and any options properly withdrawn will thereafter be deemed not validly tendered for purposes of the offer. Properly withdrawn options may, however, be re-tendered by again following the procedures described in "The
Offer--Procedures for Tendering Options" below at any time at or prior to noon, Eastern Daylight Time, on the expiration date.

         Withdrawals of tendered options can only be accomplished in accordance with the foregoing procedures.

EXTENSION, AMENDMENT AND TERMINATION OF THE OFFER

         We may at any time and from time to time, extend the period of time during which the offer is open and delay accepting any options tendered by publicly announcing the extension and giving oral or written notice of the extension to the optionholders.

         Prior to the expiration date to terminate or amend the offer, we may postpone accepting options for cancellation and payment if any of the conditions specified in "The Offer--Conditions" occur. In order to postpone accepting or canceling, we must publicly announce the postponement and give oral or written notice of the postponement to the optionholders. Our right to delay accepting options for cancellation and payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the offer.

         As long as we comply with any applicable laws, we may amend the offer in any way, including decreasing or increasing the consideration offered in the offer to optionholders. If it appears that the merger will not be completed soon after the expiration date, we expect to extend the offer. We may amend the offer at any time by publicly announcing the amendment. If we extend the length of time during which the offer is open, the extension must be issued no later than 9:00 a.m., Eastern Daylight Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement relating to the offer will be sent promptly to optionholders in a manner reasonably designed to inform optionholders of the change, for example, by issuing a press release.

         If we materially change the terms of the offer or the information about the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period an offer must remain open following material changes in the terms of the offer or information about the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we decide to increase or decrease what we will pay you for your options, we will publish notice of the action. If the offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend the offer for a period of ten business days after the date the notice is published.

         If the merger agreement is terminated, this offer will become null and void and we will not pay any consideration in exchange for options tendered to us. Under those circumstances, you will continue to hold your options to acquire our common stock under the same terms, conditions and stock option plans as applied before the offer.


SOURCE AND AMOUNT OF FUNDS

         As of April 24, 2003, there were 413,221 total outstanding options to acquire our common stock (excluding those options held by executive officers and directors of NSI who have agreed to have their options cancelled for no cash payment). Based upon this amount and assuming all of these options are tendered in the offer, the maximum aggregate amount of funds which will be required to pay the total aggregate consideration of the offer and to pay fees and expenses relating to the offer will be approximately $185,000. We expect to obtain these funds from our cash on hand immediately prior to the merger and not from the sources that will be used to fund the merger.

INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS

         A list of our directors and executive officers is attached to this offer to purchase as Schedule A. NSI's executive officers and directors have agreed to surrender their outstanding options without cash payment. Accordingly, NSI's executive officers and directors will not participate in this offer.

         For additional information regarding all agreements, arrangements and understandings with respect to any of our securities involving any of our executive officers and directors, you should read the sections of our preliminary proxy statement and, when it becomes available, our definitive proxy statement regarding the merger agreement and our other filings with the SEC that are referred to in this offer to purchase. See "Available Information." Except as otherwise described above, there have been no transactions in options to purchase our common stock or in our common stock which were effected during the 60 days prior to the date of this offer to purchase by us or our subsidiaries, or to our knowledge, by any of our executive officers, directors or affiliates. In addition, except as otherwise described above, neither we nor, to our knowledge, any of our executive officers or directors is a party to any agreement, arrangement or understanding with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER

         Options we acquire in connection with the offer will be cancelled. Concurrently with the consummation of the merger, we will account for the payments made to optionholders in connection with the offer as compensation expense in our income statement for the period ended immediately prior to the closing of the merger.

LEGAL MATTERS AND REGULATORY APPROVALS

         We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition, ownership or cancellation of the options as described in the offer or the payment for tendered options. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of options tendered to us. We may not be able to obtain any required approval or take any other required action. Our obligation under the offer to accept tendered options for cancellation and payment is subject to the conditions described in "The Offer--Conditions."

FEES AND EXPENSES

         We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this offer. Our directors, officers and employees, who will not be specifically compensated for such services, may contact holders by mail, telephone, telex, telegram, email and in person regarding the offer.

APPRAISAL RIGHTS

         Holders of options do not have any appraisal or dissenters' rights under the Delaware General Corporation Law in connection with the offer. Optionholders who exercise their options prior to the completion of the merger may be entitled to seek appraisal rights under Section 262 of the Delaware General Corporation Law. You should read Annex C of the preliminary proxy statement and, when it becomes available, the definitive proxy statement and the sections of those proxy statements entitled "Appraisal Rights."

MARKET AND TRADING INFORMATION

         There is no established trading market for our stock options. However, our common stock is currently traded on The New York Stock Exchange under the symbol "NSI." The following table sets forth the high and low closing sale prices for shares of our common stock, as reported on The New York Stock Exchange, for the periods listed.

                 QUARTER ENDED                                     HIGH($)         LOW($)
                 -------------                                     -------         ------

                 June 30, 2003 (through April 24, 2003)             9.15            5.20
                 March 31, 2003                                     7.17            5.15
                 December 31, 2002                                  8.45            5.02
                 September 30, 2002                                 9.46            6.06
                 June 30, 2002                                     11.75            8.34
                 March 31, 2002                                    10.70            6.52
                 December 31, 2001                                 11.82            6.96
                 September 30, 2001                                14.26           11.82
                 June 30, 2001                                     15.21           12.82
                 March 31, 2001                                    15.38           12.73

         The prices listed above have been adjusted to reflect the one-for-four reverse stock split of NSI common stock on January 7, 2002. Such prices have also been adjusted to reflect the spin-off of Acuity Brands, Inc. on November 30, 2001 by dividing all prices prior to the spin-off by the same conversion ratio used to adjust NSI options in connection with the spin-off.

         On April 24, 2003, the closing sale price for our common stock as reported on The New York Stock Exchange was $9.15 per share. You are urged to obtain current market quotations for our common stock before making any decision with respect to the offer.

                                   THE MERGER

GENERAL

         We are making this offer in connection with our proposed merger of NS Acquisition Corp., an affiliate of California Investment Fund, LLC, with and into NSI. Pursuant to the merger agreement, dated as of April 1, 2003, our stockholders at the time of the merger, other than those stockholders who have perfected appraisal rights, will receive $10.00 in cash for each share of our common stock that they own. As a result of this merger, all of our outstanding common stock will be owned by the current stockholders of NS Acquisition Corp.

CONDITIONS TO THE COMPLETION OF THE MERGER

         Mutual Conditions to Closing. Each of NS Acquisition Corp. and NSI is required to complete the merger only if specific conditions are satisfied or waived, including, but not limited to, the following:

         - the merger agreement and merger have been approved and adopted by the requisite vote of NSI's stockholders;

         - no temporary restraining order, preliminary or permanent injunction or other court order or other legal restraint or prohibition preventing the consummation of the merger shall be in effect; and

         - all actions and filings with any governmental entity required to permit the consummation of the merger have been obtained or made (including the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Act).

         Conditions to the Obligations of NS Acquisition Corp. The obligations of NS Acquisition Corp. to effect the merger are subject to satisfaction or waiver at or prior to the closing of the merger of, among other things, the following conditions:

         - NSI's representations and warranties that are qualified by materiality being true and correct in all respects as of April 1, 2003 and as of the closing date of the merger, except to the extent any such representation or warranty is expressly made as of a specific date, in which case such representation or warranty shall have been true and correct in all respects as of such date;

         - NSI's representations and warranties that are not qualified by materiality being true and correct in all material respects as of April 1, 2003 and as of the closing date of the merger, except to the extent any such representation or warranty is expressly made as of a specific date, in which case such representation or warranty shall have been true and correct in all respects as of such date;

         - NSI having performed in all material respects all obligations required to be performed by it under the merger agreement;

         - since April 1, 2003, there not having occurred with respect to NSI any material adverse effect;

         - NS Acquisition Corp. having received the proceeds of the financing pursuant to the debt and equity commitment letters;

         - the total number of shares of NSI common stock dissenting from the merger (under applicable Delaware law) not exceeding 10% of the outstanding shares of NSI common stock at the effective time of the merger; and

         - NSI having obtained the surrender or cancellation of each outstanding stock option by the holders thereof for treatment or payment in accordance with the terms of the merger agreement.

         Conditions to the Obligations of NSI. The obligations of NSI to effect the merger are subject to satisfaction or waiver at or prior to the closing of the merger of, among other things, the following conditions:

         - NS Acquisition Corp.'s representations and warranties that are qualified by materiality being true and correct in all respects as of April 1, 2003 and as of the closing date for the merger;

         - NS Acquisition Corp.'s representations and warranties that are not qualified by materiality being true and correct in all material respects as of April 1, 2003 and as of the closing date for the merger;

         - NS Acquisition Corp. having performed in all material respects all obligations required to be performed by it under the merger agreement; and

         - NSI's board of directors having received a solvency opinion from a nationally-recognized financial advisor, in form and substance reasonably satisfactory to the board of directors, which opinion shall be as of the effective time of the merger.

                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

         The following describes the material U.S. federal income tax consequences of the option tender offer to individuals who were granted their options in connection with the performance of services. Unless otherwise indicated, this discussion addresses tax consequences to citizens or residents of the United States. This discussion does not address all aspects of U.S. federal income taxes and does not deal with foreign, state and local tax consequences that may be relevant to you in light of your personal circumstances. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, and the regulations, rulings and judicial decisions promulgated thereunder as of the date hereof, and these authorities may be repealed, revoked or modified, possibly retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. If you are considering tendering your options, you should consult your own tax advisor concerning the U.S. federal income tax consequences in light of your particular situation as well as any tax consequences arising under the laws of any other taxing jurisdiction.

         Consequences to optionholders who tender their options in the offer:
If you tender your options in the offer and your options are accepted for cancellation, you will have ordinary compensation income equal to the amount you receive for your options in the offer. If you are an employee, the amount payable to you in the offer will be subject to U.S. federal, and possibly also state and local, withholding.

         Consequences to optionholders who do not tender their options in the offer: If you do not tender your options in the offer, you will not have any current tax consequences as a result of the offer.

                     INFORMATION REGARDING PROXY STATEMENT

         In connection with NSI's solicitation of proxies with respect to its special meeting of stockholders concerning the proposed merger, NSI will file a definitive proxy statement with the SEC and furnish you with a copy of the definitive proxy statement. You will be able to obtain a free copy of the definitive proxy statement (when available) and other relevant documents filed with the SEC from the SEC's website at www.sec.gov. You may also obtain a free copy of the definitive proxy statement and other documents (when available) by directing a request by mail or telephone to National Service Industries, Inc., Suite 200, 1420 Peachtree Street, Atlanta, Georgia 30309, Attention: Investor Relations, Telephone: (404) 853-1228.

         AS IN ALL PROXY MATTERS, THE DEFINITIVE PROXY STATEMENT SHOULD BE READ CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER. YOU ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS RELATING TO THE PROPOSED MERGER WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

         NSI and its directors may be deemed to be "participants" in the solicitation of proxies from NSI stockholders in favor of the merger agreement. Information regarding the persons who may be considered "participants" in the solicitation of proxies is set forth in the preliminary proxy statement referenced below and will be set forth in the definitive proxy statement.

                             AVAILABLE INFORMATION

         This offer to purchase is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This offer to purchase does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the materials described in the following paragraph that we have filed with the SEC before making a decision on whether to tender your options.

         We also file annual, quarterly and special reports, proxy statements, including the proxy statement that will be mailed to our stockholders in connection with the special meeting to be held to vote upon adoption of the merger agreement, and other information with the SEC. Such reports, proxy statements and other information contain additional information about us. You may read and copy any reports, statements or other information filed by us at the SEC's Public Reference Room at Judiciary Plaza, 450 Fifth Street, N.W., Room 2120, Washington D.C. 20549. Copies of such materials may also be obtained upon payment of the SEC's customary charges, from the SEC's Public Reference Room at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. Information about the operation of this public reference room can be obtained by calling the SEC at 1-800-Commission-0330. The SEC also maintains a Web site at http://www.sec.gov that contains reports, proxy statements and information statements and other information regarding registrants, including NSI, that file electronically with the SEC.

         Additional information concerning NSI may be found in the following documents filed by us with the SEC under the Exchange Act:

         - our Annual Report on Form 10-K for the year ended August 31, 2002, filed November 15, 2002;

         - our Quarterly Report on Form 10-Q for the quarter ended November 30, 2002, filed January 14, 2003 and amended on April 10, 2003;

         - our Quarterly Report on Form 10-Q for the quarter ended February 28, 2003, filed April 10, 2003;

         -        our Current Report on Form 8-K filed April 2, 2003;

         - our Preliminary Proxy Statement on Schedule 14A filed April 10, 2003; and

         -        our Tender Offer Statement on Schedule TO filed April 25,
                  2003.

                                   SCHEDULE A


                    INFORMATION CONCERNING THE DIRECTORS AND
            EXECUTIVE OFFICERS OF NATIONAL SERVICE INDUSTRIES, INC.

    NAME                                          POSITION AND OFFICES HELD
    ----                                          -------------------------

Dennis R. Beresford                   Director
John E. Cay, III                      Director
Don L. Chapman                        Director
Brock A. Hattox                       Chairman, Chief Executive Officer and President
Joia M. Johnson                       Director
Michael Z. Kay                        Director
Richard W. LeBer                      Executive Vice President and President of National Linen Service
Carol Ellis Morgan                    Senior Vice President, General Counsel and Secretary
Chester J. Popkowski                  Senior Vice President, Chief Financial Officer, and Treasurer
Betty L. Siegel                       Director
John T. Sweetwood                     Director
J. Randolph Zook                      Executive Vice President and President of Atlantic Envelope Company

         The business address of each director and executive officer of NSI is c/o National Service Industries, Inc., Suite 200, 1420 Peachtree Street, Atlanta, Georgia 30309.